Exhibit 99.2

Ur-Energy Updates Lost Creek Property Technical Report Summary Estimating an Extended Mine Life and Increase in Net Cash Flow

Casper, Wyoming / ACCESS Newswire / March 10, 2026 / Ur-Energy Inc. (NYSE American:URG) (TSX:URE) (the “Company”  or “Ur-Energy”), a U.S. producer of uranium, is pleased to announce the filing of an updated S-K 1300 Initial Assessment Technical Report Summary for its Lost Creek Property, dated March 9, 2026, with an effective date of December 31, 2025 (the “Lost Creek Report”), as an exhibit to the Company’s Annual Report on Form 10-K filed on March 10, 2026, with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/edgar.shtml. The Lost Creek Report was prepared by Qualified Person, Western Water Consultants, Inc., d/b/a WWC Engineering (“WWC”).

The Lost Creek Report supersedes the S-K 1300 Initial Assessment Technical Report Summary for the Lost Creek Property, dated March 4, 2024, with an effective date of December 31, 2023 (the “Prior Report”), that was filed as an exhibit to the Company’s Annual Report on Form 10-K filed on March 4, 2024, which was the last Initial Assessment Technical Report Summary that was prepared for the Lost Creek Property. Except as otherwise indicated, references below to prior estimates of mineral resources or related economic analyses for the Lost Creek Property are to the Prior Report.

Lost Creek Report Highlights*

◾	After accounting for 3.475 million pounds of historical production through December 31, 2025, the updated mineral resource estimate for the Property is 11.868 million pounds eU3O8 in the Measured and Indicated categories, and 10.357 million pounds eU3O8 in the Inferred category. This represents a 649 thousand pound (5.2%) decrease in estimated pounds in the Measured and Indicated categories (after accounting for production), and a 3.550 million pound (34.3%) increase in estimated pounds in the Inferred category, from December 31, 2024, to December 31, 2025.[1]

◾	The estimated mine life (i.e., through final wellfield production but excluding additional restoration) increased by nearly three years, from 2036 Q3 per the Prior Report to 2039 Q2 per the Lost Creek Report.

◾	The Lost Creek Report estimates that the Property will generate life of mine (“LoM”) net cash flow of $442.2 million (after income taxes) as of December 31, 2025, compared to $303.6 million as of December 31, 2023, per the Prior Report, an increase of 45.7%.[2]

◾	Even after two years of production, estimated pounds remaining to be produced increased by approximately one million pounds, from 11.664 million pounds as of December 31, 2023, per the Prior Report, to 12.700 million pounds as of December 31, 2025, per the Lost Creek Report.

◾	Applying an eight percent discount rate, the calculated net present value (“NPV”) after income taxes increased by 47.4%, from $165.6 million as of December 31, 2023, per the Prior Report, to $244.1 million as of December 31, 2025, per the Lost Creek Report.[3]

◾	The economic analyses included in the Lost Creek Report continue to support Lost Creek’s potential viability.

* See Notes to Lost Creek Report Highlights after the excerpted tables below.

Chief Operating Officer, Steve Hatten commented: “Drilling at Lost Creek continues to deliver exceptional results, with drilling to date expanding our estimated resources and extending the estimated mine life, as reflected in the updated Lost Creek Report. With only a relatively small portion of the Property drilled to date, the potential scale and long-term growth prospects of Lost Creek remain compelling. We are making progress at Lost Creek across the operation, anticipating maintenance requirements and improving plant performance, while working through remaining start-up considerations.”

Tables

The following tables have been excerpted from the Lost Creek Report and are subject to the qualifications, assumptions, and other information contained in the Lost Creek Report and should be read in connection therewith.

Table 1.   Lost Creek Property - Resource Summary

	Measured			Indicated			Inferred
Project	Avg Grade % eU3O8	Short Tons (X 1000)	Pounds (X 1000)	Avg Grade % eU3O8	Short Tons (X 1000)	Pounds (X 1000)	Avg Grade % eU3O8	Short Tons (X 1000)	Pounds (X 1000)
LOST CREEK	0.049	10,616	10,316	0.047	2,107	1,985	0.049	6,635	6,460
Production through 12/31/2025		-3,528	-3,475
LC EAST	0.052	1,417	1,468	0.045	1,567	1,409	0.045	3,120	2,786
LC NORTH	-----	-----	-----	-----	-----	-----	0.045	644	581
LC SOUTH	-----	-----	-----	0.037	221	165	0.039	637	496
LC WEST	-----	-----	-----	-----	-----	-----	0.109	16	34
EN	-----	-----	-----	-----	-----	-----	-----	-----	-----
GRAND TOTAL	0.049	8,505	8,309	0.046	3,895	3,559	0.047	11,052	10,357
		MEASURED + INDICATED =			12,400	11,868

1.	Sum of Measured and Indicated tons and pounds may not add to the reported total due to rounding.
2.	% eU3O8 is a measure of gamma intensity from a decay product of uranium and is not a direct measurement of uranium. Numerous comparisons of eU3O8 and chemical assays of Lost Creek rock samples, as well as PFN logging, indicate that eU3O8 is a reasonable indicator of the chemical concentration of uranium.
3.	Table shows resources based on grade cutoff of 0.02 % eU3O8 and a grade x thickness cutoff of 0.20 GT.
4.	Measured, Indicated, and Inferred Mineral Resources as defined in S-K 1300 and as used in NI 43-101.
5.	Resources are reported through November 1, 2025.
6.	All reported resources occur below the static water table.
7.	Mineral resources that are not mineral reserves do not have demonstrated economic viability.
8.	The point of reference for resources is in situ at the Property.

Table 2. Lost Creek Property - Summary of Economics

Economic Parameter	Units	Pre-income Tax	Post-income Tax
Initial CAPEX [1]	US$ 000s	$-	$-
Sustaining CAPEX	US$ 000s	$31,719	$31,719
LoM OPEX	$ / Lb	$21.27	$21.27
Income Taxes	$ / Lb	$-	$10.59
Total Cost per Pound	$ / Lb	$44.30	$54.89
Production	Lb 000s	12,700	12,700
Net Cash Flow	US$ 000s	$578,450	$442,196
NPV 8%	US$ 000s	$305,885	$244,092
IRR (adjusted for Undepreciated Initial Capital) [2]	%	67.6%	65.7%
1.

Initial capital costs of $46.5 million were incurred and expended prior to the starting date of this economic analysis. Because there are no additional cash expenditures required for initial capital, they are therefore excluded from the cash flow and NPV calculations.

2.

As of December 31, 2025, Lost Creek had $17 million of undepreciated, initial and sustaining capital assets that will be charged against operations over time. By including the undepreciated, initial capital assets, an IRR can be calculated. Without these costs, an IRR cannot be calculated.

Table 3.  Lost Creek Property - Cash Flow Summary

Cash Flow Line Items	Units	Total	US$ per Pound
Pounds produced	Lbs	12,699,510
Pounds sold	Lbs	12,865,599
Sales	US$ 000s	$1,149,009	$89.31
Royalties	US$ 000s	$(672)	$(0.05)
Net sales	US$ 000s	$1,148,337	$89.26
Wyoming severance tax	US$ 000s	$(28,938)	$(2.25)
Sweetwater ad valorem tax	US$ 000s	$(39,238)	$(3.05)
Operating costs (see Table 9)	US$ 000s	$(273,575)	$(21.27)
Wellfield development	US$ 000s	$(195,603)	$(15.20)
Exploration cost	US$ 000s	$-	$-
Sweetwater County property tax	US$ 000s	$(714)	$(0.06)
Working capital changes	US$ 000s	$-	$-
Total Project costs	US$ 000s	$(538,068)	$(41.83)
Project cash flow	US$ 000s	$610,269	$47.43
Initial capital	US$ 000s	$-	$-
Sustaining capital	US$ 000s	$(31,719)	$(2.47)
Net cash flow before tax	US$ 000s	$578,550	$44.96
Federal income tax	US$ 000s	$(100,273)	$(7.79)
State income tax	US$ 000s	$(36,081)	$(2.80)
Net cash flow after tax	US$ 000s	$442,196	$34.37
1.

Production is based on an 80% recovery of the total of Measured, Indicated and Inferred resources in the 12 RAs of the MMT and EMT. Resources outside of the existing or planned wellfields were excluded from the economic analysis, and this analysis assumes approximately 57.1% of the total resources will be recovered.

2.

Where known, uranium price is based on pricing for expected sales under existing and negotiated sales contracts. Pricing assumptions are then supplemented by calculating a simple average of (a) Cantor Fitzgerald Canada Corporation, September 30, 2025; (b) B Riley Securities, July 22, 2025; (c) UxC, LLC Q4 2025 Composite Midpoint Price Scenario Projection; and (d) UxC, LLC Q4 2025 Mid Long Term Price Scenario (See also Section 19 of the Lost Creek Report).

3.	Wellfield development includes wellfield drilling and wellfield construction costs.
4.	Working capital changes are primarily related to annual cash flow timing differences in accounts receivable and accounts payable and totals to zero.
5.	Pounds sold exceed pounds produced due to existing inventories.

Notes to Lost Creek Report Highlights Above

1 For estimated mineral resources as of December 31, 2024, see the “Lost Creek Property Resource Summary (December 31, 2024)” in the Company’s Annual Report on Form 10-K filed on April 11, 2025.

2 Because Inferred resources are considered speculative, to account for the chance that the inferred resources are not upgraded as the Company collects additional drilling data while mining progresses at Lost Creek, a second economic analysis was prepared in each of the Lost Creek Report and the Prior Report that excludes Inferred resources as required by S-K 1300. Under these analyses, net cash flow after income taxes increased from $204.6 million as of December 31, 2023, to $208.0 million as of December 31, 2025. Calculations of net cash flow exclude initial capital costs incurred prior to the date of determination.

3 Excluding Inferred resources, NPV after income taxes applying an eight percent discount rate increased from $125.5 million as of December 31, 2023 per the Prior Report, to $141.8 million as of December 31, 2025 per the Lost Creek Report. NPV calculations exclude initial capital costs incurred prior to the date of determination.

NOTE: The independent Lost Creek Report has been prepared for the Company under the supervision of WWC in accordance with Canadian National Instrument 43-101, “Standards of Disclosure for Mineral Projects” (NI 43-101) and the Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 1300 of Regulation S-K, 17 C.F.R. §229.1300 et seq.,(S-K 1300). The effective date of the report is December 31, 2025. The Lost Creek Report can be found on SEDAR+ at www.sedarplus.ca and may also be accessed on the Company’s website at www.ur-energy.com.

Qualified Persons at WWC have reviewed and approved the technical disclosure contained in this news release.

Cautionary Statement

The Lost Creek Report is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. There are increased risk and uncertainty to commencing and conducting production without established mineral reserves that may result in economic and technical failure which may adversely impact future profitability. The estimated mineral recovery used in the Lost Creek Report is based on recovery data from wellfield operations to date at Lost Creek, as well as Company personnel and industry experience at similar facilities. There can be no assurance that recovery at the level indicated in the Lost Creek Report will be achieved.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in situ recovery uranium facility in south-central Wyoming. We have produced nearly 3.5 million pounds of U3O8 from Lost Creek since the commencement of operations. Development and construction activities at the Shirley Basin Project, the Company's second in situ recovery uranium facility in Wyoming, are well advanced. Ur-Energy is engaged in uranium recovery and processing activities, including the acquisition, exploration, development, and operation of uranium mineral properties in the United States. The primary trading market for Ur-Energy's common shares is on the NYSE American under the symbol “URG.” Ur-Energy's common shares also trade on the Toronto Stock Exchange under the symbol “URE." Ur-Energy's corporate headquarters is in Casper, Wyoming and its registered office is in Ottawa, Ontario.

Contact Information

Valerie Kimball

IR Director

valerie.kimball@ur-energy.com

720-460-8534

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., the technical and economic viability, including mineral resource estimates, life of mine, costs and production results for the Lost Creek Property, including as set forth in the Lost Creek Report, whether the report supports the continued ramp up, wellfield development, and production at Lost Creek, and whether drilling will continue to expand estimated resources, extend the mine life, and support potential scale and long-term growth) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “plans,” “expects,” “does not expect,” “is expected,” “is likely,” “estimates," “intends,” “anticipates,” “does not anticipate,” or “believes,” or variations of the foregoing, or statements that certain actions, events or results “may,” “could,” “might” or “will be taken,” “occur,” “be achieved” or “have the potential to.” All statements, other than statements of historical fact, are considered forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by the forward-looking statements. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of uranium which may vary from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedarplus.ca and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.